EXHIBIT 99.2

                        Salary Savings Plan - Amendment No. 2

This exhibit amends a registration statement on Form S-8 with respect to the offer and sale of securities pursuant to the Longview Fibre Company Salary Employees 401(k) Savings Plan (Registration No. 33-14358). The following document is hereby filed as Amendment No. 2 to this registration statement.

                              AMENDMENT NO. 2 TO THE
                  LONGVIEW FIBRE COMPANY SALARIED SAVINGS PLAN AND
                          TRUST WITH 401(k) PROVISIONS

     WHEREAS, Longview Fibre Company (the "Company") approved and adopted the Longview Fibre Company Salaried Savings Plan and Trust with 401(k) Provisions which were originally effective June 1, 1977, restated effective November 1, 1990, and subsequently amended;

     WHEREAS, the Company reserved the right to amend the Plan and Trust; and

     WHEREAS, the Company has decided that it is in the best interest of participants and beneficiaries to amend the Plan and Trust, and to modify their operations.

     NOW, THEREFORE, RESOLVED, that the Plan and Trust are amended effective January 1, 1993, as follows:

1. Section 11.2 is amended to add a subsection (c) to provide for partial payments limited to four per year.

2. Appendix A is amended to increase the maximum investment percentage from 40% to 100% on Funds formerly restricted.


Date: March 2, 1993                LONGVIEW FIBRE COMPANY
                                   By:\s\ L. J. Holbrook
                                   Title: SR V.P. - Finance

Date: March 11, 1993               WELLS FARGO BANK, NATIONAL ASSOCIATION
                                   By:\s\ Dolores Upton
                                   Title: Vice President

                                   By:\s\ Peter H. Sorensen
                                   Title: Vice President